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Exhibit 99.1

[LOGO]	PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS: Amy Bass Director of Corporate Communications 417 625-5114	INVESTOR RELATIONS: Janet S. Watson Secretary—Treasurer 417 625-5108

THE EMPIRE DISTRICT ELECTRIC COMPANY
DECLARATION OF DIVIDENDS AND EARNINGS REPORT

        JOPLIN, MO, July 24, 2003—(NYSE: EDE) At the Board of Directors meeting held today, the Directors declared a quarterly dividend of 32 cents per share on Common Stock payable September 15, 2003, to holders of record as of September 1, 2003.

        The Company reported earnings for the second quarter of 2003 of $2.9 million, or $0.13 per share, as compared to earnings in the same quarter of 2002 of $4.0 million, or $0.19 per share.

        Kilowatt-hour sales and earnings decreased during the second quarter of 2003 as compared to the second quarter of 2002 primarily due to milder temperatures during June 2003 than in June 2002. Fuel and purchased power costs were higher in the second quarter of 2003 primarily due to reduced coal-fired generation. Increased pension plan expense also impacted earnings for that quarter. Although sales and earnings decreased for the quarter, revenues increased due to rate increases in Missouri and Kansas. Positively impacting earnings for the quarter was a decrease in maintenance costs.

        The Company reported earnings for the twelve months ended June 30, 2003 of $31.0 million, or $1.37 per share. This compared to earnings of $10.9 million, or $0.57 per share, for the twelve months ended June 30, 2002.

        Revenues and earnings for the twelve months ended June 30, 2003 were positively impacted by rate increases in Missouri and Kansas and more favorable weather than we had during the same period of 2002. Earnings also increased because of a reduction in fuel costs (due primarily to an effective fuel procurement strategy for natural gas) and a decrease in generation from our gas-fired units (due to the availability of competitively priced purchased power in the market). A decrease in maintenance costs also contributed to the increase in earnings.

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THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN STREET • JOPLIN, MISSOURI 64802 •
417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com

July 24, 2003

THE EMPIRE DISTRICT ELECTRIC COMPANY
FINANCIAL HIGHLIGHTS

	Quarter Ended June 30		Twelve Months Ended June 30
	2003	2002	2003	2002
Operating Revenues	$74,603,000	$68,905,000	$323,210,000	$280,354,000
Net Income Applicable to Common Stock	$2,901,000	$4,027,000	$30,959,000	$10,945,000	*
Weighted Average Common Shares Outstanding	22,728,088	20,919,087	22,580,923	19,133,160
Basic and Diluted Earnings per Share	$0.13	$0.19	$1.37	$0.57	*

*
Includes merger expenses (net of tax) of $1,103,000, or $0.06 per share, and a non-cash charge (net of tax) of $2,530,000, or $0.13 per share, relating to the SLCC disallowance.

        Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 154,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas. The Company also provides fiber optic and Internet services and has an investment in close-tolerance, custom manufacturing. Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

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THE EMPIRE DISTRICT ELECTRIC COMPANY DECLARATION OF DIVIDENDS AND EARNINGS REPORT